Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG
AETHER HOLDINGS, INC. AETHER MERGER SUB, INC. AND
AETHER SYSTEMS, INC.

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”), dated as of May 4, 2005, is by and among Aether Systems, Inc., a Delaware corporation (the “Company”), Aether Holdings, Inc., a Delaware corporation (“Holdings”), and Aether Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

WHEREAS, the Company has an authorized capital stock consisting of 1,000,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of which 44,007,654 shares are issued and outstanding as of April 15, 2005, and 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding on the date hereof;

WHEREAS, Holdings has an authorized capital stock consisting of 1,000,000,000 shares of common stock, par value $0.01 per share (the “Holdings Common Stock”), of which 100 shares are issued and outstanding and are held by the Company on the date hereof, and 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding on the date hereof (the “Holdings Preferred Stock”);

WHEREAS, Merger Sub has an authorized capital stock consisting of 100 shares of common stock (the “Merger Sub Common Stock”), all of which tire issued and outstanding and are held by Holdings on the date hereof;

WHEREAS, the Company, Holdings and Merger Sub desire to effect a reorganization of the Company into a holding company structure (the “Reorganization”) by means of the Merger (as defined below), pursuant to which the Company will become a wholly-owned subsidiary of Holdings and shareholders of the Company will exchange their shares of Company Common Stock for shares of Holdings Common Stock;

WHEREAS, the boards of directors of the Company and Merger Sub each desire that, to facilitate the Reorganization, Merger Sub merge with and into the Company (the “Merger”) pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) on the terms set forth in this Agreement, which is intended to constitute, inter alia, an agreement of merger for the purposes of the DGCL, and the boards of directors of the Company and Merger Sub have each approved this Agreement;

WHEREAS, the board of directors of Holdings has approved this Agreement and authorized Holdings to join and be bound by it;

WHEREAS, the board of directors of the Company has directed that this Agreement be submitted to a vote of the Company’s stockholders at the annual meeting of stockholders (the “Annual Meeting”); and

WHEREAS, Holdings, as the sole stockholder of Merger Sub, and the Company, as the sole stockholder of Holdings, have each adopted this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereto agree as follows.

ARTICLE I

THE MERGER

Section 1.01                                The Merger: Effect of Merger.  At the Effective Time (as defined in Section 1.2 below), Merger Sub shall be merged with and into the Company pursuant to Section 251 of the DGCL, the separate existence of Merger Sub shall cease, and the Company, as the surviving corporation, shall continue its corporate existence under the laws of the State of Delaware, all with the effect provided in the DGCL.  The Company, as the surviving corporation, shall succeed, insofar as permitted by law, to all rights, assets, liabilities and obligations of Merger Sub in accordance with the DGCL.

Section 1.02                                Effective Time.  The Effective Time shall be the time at which a duly executed copy of a Certificate of Merger with respect to the Merger is filed in the office of the Secretary of State of Delaware in accordance with the provisions of the DGCL.

Section 1.03                                Company Certificate of Incorporation.  The certificate of incorporation, as amended, of the Company, as in effect immediately prior to tie Effective Time, shall be and remain the certificate of incorporation, as amended of the Company, as the surviving corporation, following the Effective Time until it shall thereafter be amended as provided by law, except that Article Fourth thereof shall be deleted and replaced in its entirety with the following:  “Article Fourth:  The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.”

Section 1.04                                Company By-laws.  The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be and remain the by-laws of the Company, as the surviving corporation, following the Effective Time until the same shall thereafter be altered, amended or repealed.

Section 1.05                                Company’s Directors and Officers.  The directors and officers, respectively, of the Company immediately prior to the Effective Time shall continue as the directors and officers, respectively, of the Company following the Effective Time, to hold office until their successors have been duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Company as the surviving corporation.

Section 1.06                                Holdings’ Certificate of Incorporation and By-laws.  Prior to the Effective Time, Holdings and the Company shall cause its Certificate Of Incorporation and By-laws to read in their entirety substantially as set forth in Annex A and B, respectively.

ARTICLE II

CONVERSION OF SHARES

Section 2.01                                Company Common Stock.  At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Holdings Common Stock upon compliance with the procedures specified in Article III of this Agreement.  No shares of Company Common Stock shall be issued or outstanding after the Effective Time, except as set forth in Section 2.02 below.

Section 2.02                                Merger Sub Common Stock.  At the Effective Time, automatically by virtue of the Merger and without any further action by any of the pities hereto or any other person, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into one share of Company Common Stock and, as a result thereof, Holdings shall become the sole stockholder of the Company.

Section 2.03                                Holdings Common Stock.  At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Holdings Common Stock issued and outstanding and held by the Company immediately prior to the Effective Time shall be cancelled and cease to be issued or outstanding.

Section 2.04                                Stock Option Plans.  At the Effective Time, Holdings shall assume and continue the Company’s 1999 Equity Incentive Plan and its Acquisitions Incentive Plan (the “Plans”), be substituted as the “Company” under the terms and provisions of the Plans and assume all rights and obligations of the Company under the Plans as theretofore in effect and all stock options outstanding thereunder (the “Outstanding Options”).  The Plans and the Outstanding Options shall, pursuant to their terms, thereafter apply to shares of Holdings Common Stock in the same manner as they theretofore applied to snares of Company Common Stock.  Prior to the Effective Time, the Company shall take such action with respect to the Plans as is appropriate to facilitate performance of the foregoing provisions of this Section 2.04.

ARTICLE III

EXCHANGE OF STOCK CERTIFICATES

Section 3.01                                Appointment of Exchange Agent.  At or prior to the Effective Time, Holdings shall appoint a bank or trust company selected by Holdings as exchange agent (“Exchange Agent”) for the purpose of facilitating the exchange of certificates representing shares of Company Common Stock (“Company Certificates”) for certificates representing shares of Holdings Common Stock (“Holdings Certificates”).

Section 3.02                                Exchange of Certificates.  As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Company Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Company certificates in exchange for Holdings Certificates.  Upon proper surrender of each Company Certificate for exchange and cancellation to the Exchange agent, together with such properly completed letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor a Holdings Certificate representing one (1) share of Holdings Common Stock for each share represented by the surrendered Company certificate.

Section 3.03                                Restriction on Payment of Dividends and Distributions.  No dividends or other distributions declared after the Effective Time with respect to Holdings Common Stock shall be paid to the holder of any unsurrendered Company Certificate until the holder thereof shall surrender such Company Certificate in accordance with Section 3.02.  After the surrender of a Company Certificate in accordance with Section 3.02, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Holdings Common Stock represented by such Company Certificate. Notwithstanding the foregoing, to the fullest extent permitted by law, none of Holdings, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 3.04                                Issuance of Holdings Certificate in a Different Name.  If any Holdings Certificate is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a Holdings Certificate in any name other than that of the registered holder of the Company Certificate surrendered, or required for any other reason, or shall establish to e satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Section 3.05                                No Transfers of Company’s Common Stock after the Effective Time.  After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Company Certificates representing such shares are presented for transfer, no transfer shall be effected on the stock transfer books of Holdings with respect to such shares and no Holdings Certificate shall be issued representing the shares of Holdings Common Stock exchangeable for such shares of Company Common Stock unless and until such Company Certificate is delivered to the Exchange Agent together with properly completed d duly executed copies of all documents required by Section 3.02 (or such other documents as are satisfactory to Holdings and the Exchange Agent in their sole discretion).

Section 3.06                                Lost Old Certificates.  In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Holdings, the posting by such person of a bond in such amount as Holdings may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Company Certificate, a Holdings Certificate representing the shares of Holdings Common Stock deliverable in respect of such Company Certificate pursuant to this Agreement.

ARTICLE IV

CONDITIONS TO REORGANIZATION

Section 4.01                                Conditions to Reorganization.  The consummation of the Reorganization is subject to the satisfaction, or (to the extent permitted by law) waiver by the Company, of the following conditions prior to the Effective Time:

(a)          Consents.  Any consents, approvals or authorizations that the Company deems necessary or appropriate to be obtained in connection with the consummation of the Reorganization shall have been obtained;

(b)         Stockholder Approval.  This Agreement shall have been adopted by the holders of Company Common Stock in accordance with the DGCL;

(c)          Tax Opinion.  The Company shall have received, in form and substance satisfactory to it, an opinion from its counsel with respect to certain federal income tax consequences of the Reorganization;

(d)         Delaware Opinion.  The Company shall have received, in form and substance satisfactory to it, an opinion from its counsel with respect to the enforceability of the transfer restrictions contained in Article Thirteenth of the Holdings Certificate of Incorporation; and

(e)          Listing.  Holdings Common Stock to be issued and reserved for issuance in connection with the Reorganization shall have been approved for listing by the Nasdaq National Market.

ARTICLE V

AMENDMENT, DEFERRAL AND TERMINATION

Section 5.01                                Amendment.  Subject to section 251(d) of the DGCL, the parties hereto, by mutual consent of their respective boards of directors, may amend this Agreement prior to the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 5.02                                Deferral.  Consummation of the Reorganization may be deferred by the board of directors of the Company or any authorized officer of the Company following the Annual Meeting if said board of directors or authorized officer determines that such deferral would be advisable and in the best interests of the Company and its stockholders.

Section 5.03                                Termination.  This Agreement may be terminated and the Reorganization abandoned at any time prior to the filing of the Certificate of Merger with the Secretary of State of Delaware, whether before or after adoption of this Agreement by the stockholders of the Company, by action of the and of directors of the Company, if the board of directors determines that the consummation of the Reorganization would not, for any reason, be advisable d in the best interests of the Company and its stockholders.

ARTICLE VI

MISCELLANEOUS

Section 6.01                                Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 6.02                                Further Assurances.  From time to time on and after the Effective Time, each party hereto agrees that it will execute and deliver or cause to be executed and delivered all such further assignments, assurances or other instruments, and shall take or cause to be taken all such further actions, as may be necessary or desirable to consummate the Reorganization.  Merger Sub hereby authorizes and empowers the Company, as the surviving corporation, to execute and deliver all such assignments, assurances and other instruments and to take all such further actions in the name of Merger Sub following the Effective Time.

Section 6.03                                Counterparts.  This Agreement may be executed in one or more counterparts and each such counterpart hereof shall be deemed to be an original instrument but all such counterparts together shall constitute but one agreement.

Section 6.04                                Description Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

* * * * *

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on the date first written above.

AETHER SYSTEMS, INC.,
a Delaware corporation

By:	/s/	DAVID S. OROS
Name:		David S. Oros
Title:		Chief Executive Officer

AETHER MERGER SUB, INC.,
a Delaware corporation

By:	/s/	DAVID C. REYMANN
Name:		David C. Reymann
Title:		President

AETHER HOLDINGS, INC.,
a Delaware corporation

By:	/s/	DAVID S. OROS
Name:		David S. Oros
Title:		Chief Executive Officer